EXHIBIT 99.1

THE CHARLES SCHWAB CORPORATION

News Release

Contacts:
MEDIA Greg Gable Charles Schwab Phone: 415-636-5847	INVESTORS/ANALYSTS Rich Fowler Charles Schwab Phone: 415-636-9869

THE CHARLES SCHWAB CORPORATION APPOINTS
WALTER W. BETTINGER II AS PRESIDENT AND COO

SAN FRANCISCO, February 21, 2007 -The Charles Schwab Corporation (NASDAQ: SCHW) today announced the appointment of Walt Bettinger to President and Chief Operating Officer, effective immediately.

Bettinger, 46, is currently Executive Vice President and head of Schwab Investor Services, which provides a broad array of investment services for individuals and corporate clients. The Schwab Investor Services business serves more than 5.2 million accounts and $671 billion in client assets. In his new role as President and Chief Operating Officer, Bettinger will now oversee the company's operating businesses - Schwab Investor Services, Schwab Institutional and Schwab Corporate & Retirement Services - as well as mutual funds, banking, technology and operations. Bettinger will continue to report to Mr. Schwab, Chairman and CEO, as will the finance, corporate oversight, human resources and marketing functions.

"Walt and I have worked closely together at Schwab for more than 10 years, and we share a personal commitment to helping our clients achieve their financial goals, so it is gratifying to have him advance into this expanded leadership role," Mr. Schwab said. "Walt is an accomplished leader with a track record of success, and he has earned the Board's and my utmost confidence and respect. In his last 3 years in Schwab Investor Services, he led his team to tremendous improvements in both client service and financial performance, and he has positioned the business for continued growth. I am counting on Walt to continue with the successful strategies we have initiated, while partnering closely with me on all our corporate initiatives going forward."

Mr. Bettinger said, "It is a great honor to be able to serve all of Schwab's clients, whether individual investors, registered investment advisors, or corporate benefit plan sponsors, and to help lead an organization like Schwab with its long-standing commitment to values, ethics and client focus. Our clients are looking to us to bring them the full range of our capabilities, and our opportunity to have a positive impact on people's lives has never been greater than it is today. My primary focus will be to work closely with our senior management team to further improve the client experience and enhance coordination among our various businesses as we continue growing."

Prior to assuming his current role in December 2005, Bettinger was Chief Operating Officer of the Individual Investor Enterprise. Previously, he served as President of Schwab Corporate Services, President of Schwab Retirement Plan Services, Inc. and as Chairman of the Board, President and Chief Executive Officer of The Charles Schwab Trust Company.

Before joining Schwab, Bettinger founded The Hampton Company, a provider of retirement plan services to corporations and their employees, in 1983 at the age of 22. In 1995, The Charles Schwab Corporation acquired Hampton. Bettinger is a summa cum laude graduate of Ohio University with a degree in finance and investments. He has also completed the General Management program offered by the Harvard Business School.

About Charles Schwab

The Charles Schwab Corporation (Nasdaq: SCHW) is a leading provider of financial services, with more than 300 offices and 6.8 million client brokerage accounts, 570,000 corporate retirement plan participants, 149,000 banking accounts, and $1.3 trillion in client assets as of January 31, 2007. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. The Charles Schwab Bank, N.A. (member FDIC) provides banking and mortgage services and products. More information is available at www.schwab.com.

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